AGREEMENT
                                    ---------

      This Agreement (the "Agreement") is entered into as of the 26th day of September, 2005, by and between Dennis G. Sullivan (the "Officer") and Middlesex Water Company (the "Company").

                                   BACKGROUND

A. The Officer has served the Company for over 21 years including most recently serving as its President and Chief Executive Officer.

B. In anticipation of the Officer's retirement, the Company's Board of Directors, in early 2004, initiated a succession planning process to identify a successor to the Officer to serve as the Company's President and Chief Executive Officer and to facilitate a smooth transition of leadership of the Company.

C. An Executive Vice President was appointed November 1, 2004, with the expectation that after a period of transition the Executive Vice President would be prepared to succeed to the Office of President and Chief Executive Officer.

D. In connection with that planning process, the Company's Board of Directors has determined that it is in the best interests of the Company that the transition take place effective January 1, 2006 whereby the Executive Vice President would succeed to the Office of President and Chief Executive Officer on that date and that the Officer's retirement would take effect on that date.

E. This Agreement is intended to reflect the terms related to the Officer's retirement other than those benefits which would otherwise be available to the Officer upon retirement.

F.    This Agreement will be subject to ratification by the Board of Directors.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:

1. The Officer will continue in his position as President and Chief Executive Officer until December 31, 2005 and will retire effective January 1, 2006.

2. The Officer will remain a member of the Company's Board of Directors for the remainder of his term which is to run until the Company's Annual Meeting to be held in May, 2006. As of his retirement date, Officer shall be entitled to receive the same amount of Board Fees as are paid to other non-management Directors.

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                                                   Agreement, Dennis G. Sullivan
                                                                     Page 2 of 4


3. Upon retirement the Officer will resign from his positions as a member of the Boards of Directors of the Company's subsidiaries.

4. Commencing January 1, 2006, and continuing up to and including March 31, 2006, the Officer shall act as a consultant to the Company for which he will receive a fee of $80,000 as long as he is able to perform the duties contemplated herein. During the consulting period the Officer will have use of a Company vehicle and cell phone. Although the parties have not specified a fixed amount of service time for such consulting services, it is contemplated that the Officer will be available to provide information and advice whenever reasonably requested by the Company. During the consulting period, the Officer will be available to review correspondence, render advice, attend meetings and, in general, perform any and all such other services as the Company may reasonably require of the Officer as a consultant to the Company.

5. For a two-year period following his retirement, the Officer agrees that he will not directly, or indirectly, in any individual or representative capacity, carry on, engage or participate in any business in the States of New Jersey and Delaware that is in direct competition in any manner whatsoever with the business of the Company, except as may be expressly agreed to in writing by the Company

6. At the time of his retirement, the Officer will be the beneficial owner of 8,700 shares of Restricted Stock of the Company issued pursuant to the company's Restricted Stock Plan and held by the Company in Escrow. The Officer shall also be eligible to receive additional shares of such Restricted Stock relating to performance in 2005. The amount of such award will be determined by the Board upon recommendation by the Compensation Committee. (Such shares that have been issued and any additional shares that will be issued are hereinafter referred to as "Restricted Stock.") Although the Company has the right, pursuant to the Restricted Stock Plan, to reacquire certain of those shares in the event of early retirement, the Company waives its right to reacquire the Restricted Stock and agrees to release any such shares from escrow as of the effective date of the Officer's retirement, and distribute them to the Officer. Any additional shares to be awarded to the Officer would not be subject to any plan restrictions or escrow agreement and would not be subject to reacquisition by the Company.

7. The Officer is eligible to receive benefits pursuant to the Company's Supplemental Executive Retirement Plan ("SERP"). The SERP provides that such benefits are to be based on the Officer's "Compensation" as that term is defined in the SERP. Such Compensation is agreed to be the Officer's 2005 actual salary of $301,600. Although the SERP contains provisions in
      Section 6.2 authorizing certain retirement reductions resulting from an Early Retirement Date as compared to a Normal Retirement Date, the Company agrees to waive those reductions.

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                                                   Agreement, Dennis G. Sullivan
                                                                     Page 3 of 4


8. The benefits described herein are not intended to supercede any other benefits to which the Officer would be entitled to receive upon his retirement as an officer or employee of the Company. This includes, but is not limited to, the following:

      The Officer shall be entitled to participate in all health, welfare and other benefit plans generally available to all retirees for as long as the Officer is eligible and elects to participate. Currently, the Company will pay 100% of all monthly premiums of these benefits (which includes medical, dental, prescription drug and life).

9. In consideration of the agreements and conditions set forth herein, the payments made by the Company, and the other terms of this Agreement, the adequacy of which is hereby acknowledged, Officer for himself, his heirs, successors and assigns, does hereby release and forever discharge the Company of and from any and all manner of action or claim of whatsoever nature, in law or in equity, whether known or unknown, accrued or not accrued, including but not limited to those claims which employee may not be aware of and those not mentioned in this Agreement, which Officer now has or hereafter may have against the Company, arising out of any acts or omissions of any nature whatsoever which occurred at any time before the effective date of this Agreement with respect to the subject matter of this Agreement.

10. This Agreement shall be binding upon and inure to the benefit of the Company's and Officer's heirs, administrators, representatives, executors, successors, affiliates and assigns.

11. This Agreement expresses the entire understanding of the parties with respect to the subject matter of the Agreement and the release of the claims as set forth herein. The Agreement supersedes any prior written or oral representations, agreements, or understandings with respect hereto.

12. Each party acknowledges that he or it has had the opportunity to review the provisions of this Agreement with independent advisors (financial, legal or otherwise) prior to the execution of this Agreement by each such party.

13. This Agreement is made and entered into in the State of New Jersey and shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey without regard to New Jersey law regarding choice of law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

14. Neither party may assign or otherwise transfer its rights or delegate its duties under this Agreement without the prior written consent of the other party, and any attempt to do so without such consent is void.

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                                                   Agreement, Dennis G. Sullivan
                                                                     Page 4 of 4


      IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

                                                 MIDDLESEX WATER COMPANY


                                            By:  /s/J. Richard Tompkins
                                                 ----------------------
                                                 J. Richard Tompkins
                                                 Chairman of the Board


                                                 /s/Dennis G. Sullivan
                                                 ----------------------
                                                 Dennis G. Sullivan